Exhibit 10.1
STOCK EXCHANGE
and
PURCHASE AGREEMENT

This Stock Exchange and Purchase Agreement (hereinafter referred to as the “Agreement”) dated as of November 16, 2007 between:

Apextalk, Inc. (hereinafter referred to as the “Sellers”), a California corporation, with the principle place of business at 113 10th Street, Oakland, CA 94607 and,

Apextalk Holdings, Inc. (hereinafter referred to as the “Purchaser”), a Delaware corporation registered to transact in California, with its office address at 637 Howard Street, San Francisco, California 94085.

RECITAL

           WHEREAS, the Sellers represent and warrant that the Sellers are the legal and beneficial owner of the entire issued and paid-up stock capital of the Apextalk, Inc., a corporation incorporated and operates in the State of California, USA (hereinafter referred to as the “Company”) and Sellers propose to sell to the Purchaser common stock comprising one hundred percent (100%) of the entire issued and paid-up stock capital of the Company common stock (hereinafter referred to as “Sale Stock”) in exchange for Nine hundred thousand (900,000) common shares (par value $0.001/share) of Apextalk Holdings, Inc.  No additional equity is created for this exchange. This tax-free exchange transaction is intended to be qualified as “stock swap” under the Internal Revenue Code of 1954, as amended.

WHEREAS, the Purchaser desires to purchase the entire one hundred percent (100%) of the issued and paid-up stock capital of the Company common stock from the Sellers, upon the terms and subject to the conditions contained in this Agreement.

IT IS HEREBY AGREED

Subject to the terms and conditions of this Agreement, the Sellers shall sell, assign and transfer to and the Purchaser shall purchase from the Sellers the Sale Stock free from all charges, liens, pledges, trusts and other encumbrances attending thereto and together with all rights now or hereafter attaching to the Sale Stock.

The consideration for the purchase of the Sale Stock shall be Nine hundred thousand (900,000) common shares (par value $0.001/share) of Apextalk Holdings, Inc. to the Sellers, shall be by way of hand delivery of the stock certificates to the Sellers no later than five (5) Business Days after the Completion Date, unless otherwise agreed in writing by the parties hereto.  The common shares to be issued by Apextalk Holdings, Inc. to the Sellers are not registered under the Securities and Exchange Act of 1933 and are subject to restrictions on transferability for a period of one year from the date of issuance (Rule 144).

Apextalk Holdings, Inc. will receive the entire one hundred percent (100%) ownership interest in Apextalk, Inc. and effectively became the one single owner of interest effective on Nov 16, 2007, the “Effective Date”.  The Sellers are to surrender or destroy their common stock certificates and Apextalk Holdings, Inc. is to immediately execute a 5 times forward split of existing shares and issue new common stock certificates indicating four million five hundred thousand (4,500,000) shares of validly issued, fully paid and nonassessable shares of common stock, $0.001 par value per share ("Common Stock") to the following shareholders of Apextalk, Inc..

The shares to be issued by the Company to the Sellers (existing shareholders of Apextalk, Inc.) are as following:

Global Talker Inc.                                           1,500,000 shares
Apex Telecom Inc.                                         1,500,000 shares
Cheuk Hong Wong                                          750,000 shares
George Ma                                                         750,000 shares

The shares to be issued by the Company to the above Apextalk Inc. shareholders are not registered under the Securities and Exchange Act of 1933 and are subject to restrictions on transferability for a period of one year from the date of issuance (Rule 144).

The completion shall take place at 637 Howard Street, San Francisco, CA 94105 on the Nov.16, 2007 (the Completion Date), where the Sellers shall deliver to the Purchaser a duly completed and executed Agreement and transfer(s) of the Sale Stock by the registered holder(s) thereof in favor of the Purchaser or as it may direct together with the respective share certificate(s).

Any liability to any party hereunder may in whole or in part be released, compounded or compromised or time or indulgence may be given by any other party hereto in writing in its absolute discretion as regards any of the parties under such liability provided always that no failure, delay or forbearance on the part of the relevant party in exercising any right or power in this Agreement shall operate as a waiver thereof and no waiver on the part of the relevant party of any breach of any term or condition in this Agreement by any other party shall prejudice the rights of the relevant party in respect of any other or subsequent breach of any term or condition in this Agreement or prejudice the rights of the relevant party against the other parties under the same or like liability whether joint and several or otherwise.

Any time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the parties hereto but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid time shall be of the essence.  This Agreement, together with its exhibits, if any, constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes in their entirety any and all written or oral agreements previously existing between the parties with respect to such subject matter.  This Agreement shall not be amended or modified except in writing signed or otherwise confirmed by the parties.

Subject as otherwise provided in this Agreement, all notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post or by facsimile message addressed to the intended recipient thereof at its address above or at its facsimile number (or to such other address or facsimile number as any party may from time to time notify the other).  Any such notice, demand or communication shall be deemed to have been duly served (if given or made by facsimile) immediately or (if given or made by letter) two (2) days after posting and in proving the same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted.

This Agreement is governed by, and shall be construed in accordance with, the laws of State of California, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the California courts.

This Agreement will become effective only after Sellers have signed it, and Purchaser has accepted it.  Sellers signing party certifies that it has the legal rights and has been given the authority and power, to bind Seller into this Agreement.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLERS: Apextalk, Inc.	PURCHASER: Apextalk Holdings, Inc.

/s/ Cheuk Hong Wong	/s/ Cheuk Hong Wong
Cheuk Hong Wong	Cheuk Hong Wong
an individual	an individual

/s/ William Ng	/s/ William Ng
William Ng	William Ng
on behalf of Apex Telecom, Inc.	on behalf of Apex Telecom, Inc.

/s/ Patrick Chu	/s/ : Patrick Chu
Patrick Chu	Patrick Chu
on behalf of Global Talker, Inc.	on behalf of Global Talker, Inc.

/s/ George Ma	/s/ George Ma
George Ma	George Ma
an individual	an individual

Date: November 16, 2007	Date: November 16, 2007